For Immediate Release
Date:	May 1, 2008

Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Quarterly Earnings for the First Quarter 2008

Midland Park,  NJ – May 1, 2008 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended March 31, 2008, of $1.06 million, or $0.20 basic net income per share, as compared to net income of $1.09 million, or $0.21 basic net income per share for the same three (3) month period in 2007.

Diluted net income per share was $0.20 for the quarter ended March 31, 2008 and March 31, 2007.  Per share data has been restated to include the effect of a 5% stock dividend paid in November 2007.

Stewardship Financial Corporation’s total assets reached $590.2 million at March 31, 2008, compared to $520.5 million at March 31, 2007, resulting in growth of 13.4%.  Total gross loans increased 14.8% to $425.4 million at March 31, 2008, compared to $370.6 million a year ago.  Total deposits were $476.6 million at March 31, 2008, compared to $439.7 million a year ago, resulting in growth of 8.4%.  Total stockholders’ equity increased 10.6% to $42.1 million at March 31, 2008, compared to $38.1 million a year ago.

Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge stated, “We continue to operate in an extremely challenging economic and interest rate environment.  We are pleased to report that we have not been directly involved in any of the subprime lending markets and our credit quality continues to be strong.  Although our three new branches opened in 2007 are still in their infancy and have yet to generate income to the bottom line, we are encouraged by the core deposit growth being achieved and are excited to be reaching new deposit and loan customers.  We continue to see strong growth in our commercial and commercial real estate lending portfolio.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities, and serves both individuals and businesses.  Visit our website at www.asbnow.com for additional information regarding our products and services.
The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,

	2008	2007
Selected Operating Data:
Total interest income	$8,657	$7,932
Total interest expense	3,495	3,259
Net interest income before provision
for loan loss	5,162	4,673
Provision for loan loss	100	10
Net interest income after provision
for loan loss	5,062	4,663

Gains on sales of mortgage loans	55	89
Other noninterest income	921	907
Total other income	976	996

Noninterest expense	4,479	3,995
Income before income tax expense	1,559	1,664
Income tax expense	499	578
Net income	$1,060	$1,086

Basic earnings per share	$0.20	$0.21
Diluted earnings per share	$0.20	$0.20

	At March 31,
	2008	2007
Selected Financial Data:
Total assets	$590,233	$520,489
Total loans, net of deferred loan fees	425,357	370,554
Allowance for loan losses	4,571	4,093
Total deposits	476,567	439,682
Stockholders' equity	42,138	38,108

	At or for the
	three month period ended
	March 31,
	2008	2007
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.74%	0.85%
Annualized return on average equity (ROE)	10.29%	11.62%
Tier 1 equity to total assets	8.33%	8.67%
Book value per share	$7.93	$7.23

All share data has been restated to include the effects of a 5% stock dividend paid in November 2007.